Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Contact	Laura Hodges (305) 982-2625
lhodges@rccl.com

Tracy Quan (305) 539-6577
tquan@rccl.com

ROYAL CARIBBEAN ORDERS FOURTH OASIS-CLASS VESSEL
Announcement Made as STX France Lays Keel for Third Oasis-Class Ship

MIAMI, May 9, 2014 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) announced today that it has agreed with STX France to move forward on the order of a fourth Oasis-class ship for delivery in 2018. Royal Caribbean Cruises Ltd.’s Chairman and Chief Executive Officer Richard D. Fain and President and Chief Operating Officer Adam Goldstein, along with STX France Chief Executive Officer Laurent Castaing, announced the planned ship order at the keel-laying ceremony for the third Oasis-class ship at the STX shipyard in Saint-Nazaire, France.

“The Oasis Class was a revolution in maritime design when it was launched in 2009. Oasis of the Seas and Allure of the Seas continue to be in a class by themselves both in terms of guest satisfaction and financial returns. Today’s announcement is a reflection of their success,” said Richard D. Fain, chairman and chief executive officer, Royal Caribbean Cruises Ltd. “We are thrilled to announce the order of a fourth Oasis-class ship during the keel-laying milestone of the third. This announcement is also a testament to the men and women of STX France who have worked so hard and so cooperatively on Oasis III.”

The order is subject to documentation and satisfaction of financing and other customary conditions. Projected capital expenditures for 2014, 2015, 2016, 2017 and 2018 are $1.4 billion, $1.4 billion, $2.2 billion, $0.3 billion and $1.5 billion, respectively, taking into account this order and existing ship orders.

Known for pushing the boundaries and as part of the cruise line’s continuous improvement mantra, Oasis III will be approximately 20 percent more energy efficient than Oasis of the Seas and Allure of the Seas,  which already are the most energy efficient cruise ships in the world. The fourth Oasis-class ship will further build on that efficiency.

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Royal Caribbean Orders Fourth Oasis-Class Ship – Page 2

“We are very excited that Royal Caribbean has agreed to move forward with a fourth Oasis-class ship demonstrating their confidence in STX France to construct the most superior cruise ships in the world,” said Laurent Castaing, Chief Executive Officer, STX France. “We look forward to advancing the efficiencies of our ship building process to produce the most innovative ships that vacationers have come to expect from Royal Caribbean.”

The keel laying of the third Oasis-class ship marks an important milestone in the development of the ship, as it signifies the beginning of its physical construction. During the ceremony, a 1,000-ton block measuring 32-ft by 154-ft (10 x 47 meters) was lifted by crane into the building dock. Newly minted coins were placed under the keel and will stay in place there until the end of the ship’s construction. Once the ship is near to completion, the coins are retrieved and presented to the ship’s Captain and crew to be placed onboard the ship. According to maritime tradition, the coins are said to bring luck to the ship during its construction process and then to its Captain and crew when she is sailing out at sea. Still to be named, the third Oasis-class ship will be delivered in spring 2016.

The third and fourth Oasis-class ships will join Oasis of the Seas and Allure of the Seas – which took the cruise industry by storm with their launch in 2009 and 2010, respectively – and share the title of the largest ships in the world. They feature a revolutionary design with a split superstructure and the cruise line’s neighborhood concept of seven distinct themed areas. At 225,282 gross registered tons and spanning 16 decks with 2,700 staterooms, the Oasis-class ships also introduced extraordinary “firsts” at sea such as an 82 foot-long zip line, a handcrafted carousel, the Rising Tide elevating bar, the AquaTheater high-diving performance venue, and the Central Park with more than 12,000 live trees and plants. The Oasis Class also offers amenities that can only be found on Royal Caribbean, such as twin FlowRider surf simulators, cantilevered whirlpools, an ice-skating rink, the H2O Zone kids aquapark, and the Royal Promenade, an interior boulevard that stretches nearly the length of the ship and flanked by restaurants, lounges and boutiques, among many others.

Royal Caribbean Cruises Ltd. (NYSE/OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with six under construction.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.pullmantur.es, www.cdfcroisieresdefrance.com, www.tuicruises.com, or www.rclinvestor.com.

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Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2013 and the costs and yields expected in 2013 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.